UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Parker Drilling Company

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Parker Drilling Company

5 Greenway Plaza, Suite 100

Houston, TX 77046

Correction to Proxy Statement Relating to Our Annual Meeting of Stockholders

April 7, 2014

To Our Stockholders:

After the filing of our Notice of Annual Meeting of Stockholders on March 21, 2014, it came to our attention that R. Rudolph Reinfrank’s biographical information was incorrect under the caption “Our Board of Directors — Continuing Directors (Class I) — With Term of Office Expiring at the 2015 Annual Meeting of Stockholders — R. Rudolph Reinfrank” appearing on page 15 of the proxy statement. We have revised the disclosure under the caption “—R. Rudolph Reinfrank,” as set forth below.

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting

to be held on May 1, 2014, for Parker Drilling Company

The proxy statement, as corrected, and the annual report are available at http://www.proxydocs.com/PKD.

R. RUDOLPH REINFRANK

DIRECTOR SINCE MARCH 1993

Mr. Reinfrank, age 58, has served since October 2009 as the Managing General Partner of Riverford Partners, LLC, a strategic advisory and investment firm based in Los Angeles, CA (“Riverford”). Riverford acts as an investor, board member and strategic advisor to growth companies and companies in transition. In 2000, Mr. Reinfrank co-founded and served as a Managing General Partner of Clarity Partners, L.P. until 2009. In 2006, he co-founded Clarity China, L.P. In 1997, he co-founded and serves as a Managing General Partner of Rader Reinfrank & Co. Mr. Reinfrank is a Director of Apollo Investment Corporation. He meets the requirements of a Sarbanes-Oxley audit committee financial expert pursuant to Item 407(d)(5)(ii) of Regulation S-K and he is FINRA licensed for Series 7, 62 and Series 63. Mr. Reinfrank is also a Senior Advisor to Pall Mall Capital, Limited (London) and Transnational Capital Corporation. As a founder and managing general partner of a private equity firm, Mr. Reinfrank brings valuable investment and financing expertise to the Company. In addition, as a strategic advisor to a wide range of companies, Mr. Reinfrank’s diverse and extensive business experiences provide an important and unique perspective to our Board.